UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 12b-25

NOTIFICATION OF LATE FILING

Commission File Number: 0-26760

(Check One): [_] Form 10-KSB   [_] Form 20-F   [_] Form 11-K   [X] Form 10-QSB   [_] Form N-SAR
[_] Form N-CSR

For Period Ended:    September 30, 2007

[_]  Transition Report on Form 10-K
[_]  Transition Report on Form 20-F
[_]  Transition Report on Form 11-K
[_]  Transition Report on Form 10-Q
[_]  Transition Report on Form N-SAR
For the Transition Period Ended: ________________________

Read attached instruction sheet before preparing form. Please print or type.
Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:
______________________________________________________________________________

PART I -- REGISTRANT INFORMATION

SINO-AMERICAN DEVELOPMENT CORPORATION
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Full name of registrant:

XERION ECOSOLUTIONS GROUP INC.
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Former name if applicable:

10900 Wilshire Boulevard, Suite 500
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Address of principal executive office (Street and number):

Los Angeles, California 90024
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City, state and zip code

PART II -- RULES 12b-25(b) AND (c)

           If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

½ ½ ½ ½ [ X ] ½ ½ ½ ½ ½	(a)	The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
(b)
The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

	(c)	The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-QSB, N-SAR, or the transition report portion thereof, could not be filed within the prescribed time period. (Attach extra sheets if needed.)

The Company has experienced a delay in completing the information necessary to include in its September 30, 2007 Form 10-QSB Quarterly Report (the “Quarterly Report”). The Company expects to files the Quarterly Report within the allotted extension period.

PART IV -- OTHER INFORMATION

(1)	Name and telephone number of person to contact in regard to this notification

Francis Chen, Esq.	(310)	208-1182
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(Name)	(Area Code) (Telephone Number)

(2)
Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).  [X] Yes   [  ] No

(3)
Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?  [X ] Yes   [   ] No

As reported on the Registrant’s Current Report on Form 8-K filed on September 28, 2007, the Registrant entered into an Agreement and Plan of Reorganization (the “Agreement”) on September 27, 2007, with Sino-American Holdings, Inc., a Nevada corporation and a wholly-owned subsidiary (“Sino-American Holdings”), to effectuate a spin-off of the Registrant’s real estate business to Sino-American Holdings.  Pursuant to the terms of the Agreement, the Registrant transferred 100% of the capital stock of Town House Land Limited, a Hong Kong corporation (“Town House”) which holds all of the assets and liabilities of the Registrant’s entire business, including real estate development operations and real estate holdings in the United States and China, to Sino-American Holdings. Accordingly, as of September 27, 2007, Sino-American Holdings, a privately held Nevada corporation, acquired all of the assets and assumed all of the liabilities of the Registrant’s real estate development business and properties, and thus the Registrant became a public reporting company with no assets or operating business.  It is anticipated that the earning statements to be included in the Registrant’s periodic report on Form 10-QSB for the fiscal third quarter will contain a change in results of operations from the corresponding period for the last fiscal year because of a slowdown in business operations during that period in 2007 and because of the spin-off.  The Registrant is unable to provide an accurate quantitative estimate of the results for the quarter ended September 30, 2007, as it has not yet completed the information necessary to provide such an estimate.  However, the Registrant expects to file its Form 10-QSB Quarterly Report with such results within the allotted extension period.

SINO-AMERICAN DEVELOPMENT CORPORATION
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(Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 15, 2007
/s/ Silas Phillips

Silas Phillips
Chief Executive Officer